Exhibit 99.1

SIDUS SPACE, INC. REPORTS Q1 2023 FINANCIAL RESULTS

Sidus Space Satellite Related Revenue for Q1 2023 Increases Over 100% from Q1 2022

CAPE CANAVERAL, Fla., May 15, 2023—(BUSINESS WIRE)— Sidus Space, Inc. (NASDAQ:SIDU), a Space and Defense-as-a-Service satellite company focused on commercial satellite design, manufacture, launch, and data collection, today announced financial results for the first quarter ending March 31, 2023 and provided a business update. Sidus will webcast a conference call to discuss the results on May 15, 2023 at 9:00 am Eastern Time. Participants can join the webcast by visiting this link or visiting the IR calendar on the Investors Relations site at https://investors.sidusspace.com. A replay of the call will be available on the site for three months.

“We are excited about the future of our company,” said Teresa Burchfield, Chief Financial Officer of Sidus Space. “Several successful initiatives position us well for long-term success. The capital raised recently allows us to secure multiple launches that rapidly expand our satellite constellation which is expected to drive revenue growth. We also purchased long lead time flight hardware that we believe will accelerate our satellite production rate to meet mission demands.”

“We have laid a strong foundation for the rest of the year, and remain on track to launch LizzieSatTM, our hybrid 3D printed satellite, later this year. While the precise timeline is dependent on the small satellite launch industry, we have completed critical milestones including successful integrated testing of our onboard command and control system which drives the satellite on-orbit. Our confidence in our ability to execute our vision is based on over a decade of commercial, defense and government manufacturing experience combined with a proven track record of success, space qualification experience, existing customers and pipeline, and heritage hardware. With over 10 years of manufacturing experience and capabilities we are uniquely positioned to go beyond LEO and to support missions to MEO, GEO, the Moon, Mars and beyond. We continue to advance active discussions with numerous prospective customers, including U.S. and international government agencies, for payload hosting and data related to our planned satellite launches over the next 24 months. “ said Carol Craig, Founder and CEO of Sidus Space.

Financial Highlights for the quarter Ending March 31, 2023

●	Revenue increased to $2,263,627 for the quarter ended March 31, 2023, compared to $1,799,335 for the same period in 2022. Revenue growth of 26% is primarily attributable to more than doubling satellite revenue, as this segment of the business begins to mature.
●	Gross profit was $895,799, or 40%, for the quarter ended March 31, 2023, impacted by contract mix, increased materials purchases, and continued supply chain impacts.
●	Total Operating Expenses increased to $3,542,169 for the quarter ended March 31, 2023 from $3,242,783 for the quarter ended March 31, 2022 primarily as a result of increased headcount as we scale our business.

Capital Structure

●	As of March 31, 2023, the Company had $2.8 million in cash. Subsequent to the end of the quarter, the Company executed a common stock and warrant offering in which the Company sold an aggregate of approximately 8.6 million shares of Class A common Stock and pre-funded warrants to purchase up to an aggregate of approximately 21.7 million shares of Class A Common Stock along with warrants to purchase up to approximately 30.3 million shares of Class A Common Stock. In addition, the Company sold approximately 3.8 million shares of Class A Common Stock and approximately 3.8 million accompanying warrants to purchase shares of Class A Common Stock pursuant to a partial exercise of the underwriter’s over-allotment option. Gross proceeds from the offering were approximately $11.2 million.
●	The Company intends to use the net proceeds to execute its strategic plan which includes continued satellite production at an accelerated pace and fulfillment of a steady launch cadence.

Operational Highlights

We continue to take meaningful steps toward the launch of our LizzieSatTM constellation and we have accomplished additional key milestones and developments as we drive our mission of delivering Space and Defense-as-a-Service to both government and commercial customers worldwide. In the first quarter of 2023, we formed several new partnerships and announced new contract awards.

We implemented further steps toward the execution of the launch of our constellation:

●	Sidus Space and its partner, KSAT successfully tested the integrated command and control systems between Sidus Mission Control Center (MCC), Florida, KSAT Earth Stations around the world, and LizzieSatTM’s onboard radios and command and control systems.
●	Sidus successfully tested the onboard Artificial Intelligence (AI) computing capability it intends to fly on every satellite to ensure every piece of data being downlinked from LizzieSatTM is high value and ready for immediate consumption by customers.
●	The Company executed an updated agreement with SpaceX that nearly doubled contracted launches with the launch provider, providing four additional Transporter missions in 2024 and 2025 to establish a regular launch cadence for Sidus and its customers.

The Company executed several satellite-related contracts:

●	The Company was awarded a follow-on contract for the next phase of NASA’s Autonomous Satellite Technology for Resilient Applications (ASTRA) project.

●	As part of an effort to expand its reach into the international market, Sidus Space was awarded a $2.5 million agreement with The Netherlands Organization for Applied Scientific Research (TNO) to deploy and test TNO’s laser communications technology aboard a Sidus LizzieSat™ satellite. The Company also announced plans to increase its presence in Europe by opening a new office in the Netherlands.

We formed multiple key partnerships since the beginning of 2023:

●	In order to accelerate the expansion of Sidus’ commercial data distribution strategy and broadening of its customer base, the Company signed an agreement with SkyWatch for use of its TerraStream data-management platform
●	The Company announced additional technology for integration into its satellite constellation including: an agreement with SatLab to implement its second-generation automated identification system (AIS) technology into the Company’s LizzieSat™ satellite constellation to power advanced solutions for the maritime industry and an MOU with SkyServe to integrate and deploy its edge computing software to provide on-orbit testing and establish integration processes for future missions as the companies plan to collaboratively develop services to support various customer segments.
●	In May, the Company signed an MOU with Lulav Space, an Israeli robotics company specializing in space applications, to cooperate in the US market by providing a complete guidance navigation and control (GN&C) solution for both lunar satellite and lunar lander missions.

The Company also continues to build key relationships with customers in its mission-critical hardware manufacturing business including selection for the manufacturing of 13 Propulsion Plant Team Trainer Maneuvering Area Panels for Bechtel Plant Machinery, Inc. (BPMI).

Another important highlight is Sidus’ Mentor/Protégé relationship with L3 Harris. Sidus announced it was selected as a Protégé with L3Harris Technologies for the Department of Defense Mentor-Protege Program, which helps businesses expand their footprint in the defense contracting space by partnering with larger companies. Designed to grow protege firms, program success is measured by the increase in dollar value of contract and subcontract awards, and revenue to protégé firms and an increase in the employment levels of protégé firms.

About Sidus Space

Sidus Space, located in Cape Canaveral, Florida, operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on commercial satellite design, manufacture, launch, and data collection. The company’s rich heritage includes the design and manufacture of many flight and ground component parts and systems for various space-related customers and programs. Sidus Space has a broad range of Space-As-a-Service offerings including space-rated hardware manufacturing, design engineering, satellite manufacturing and platform development, launch and support services, data analytics services and satellite constellation management.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2023	2022
Assets
Current assets
Cash	$2,818,737	$2,295,259
Accounts receivable	1,471,444	850,340
Accounts receivable - related parties	306,676	168,170
Inventory	806,289	583,437
Contract asset	60,932	60,932
Contract asset - related party	21,859	14,982
Prepaid and other current assets	4,597,651	3,476,748
Total current assets	10,083,588	7,449,868

Property and equipment, net	3,699,040	2,554,992
Operating lease right-of-use assets	184,255	249,937
Other assets	44,275	42,778
Total Assets	$14,011,158	$10,297,575

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$4,750,568	$3,415,845
Accounts payable - related party	541,991	566,636
Contract liability	60,932	60,932
Contract liability - related party	21,859	14,982
Asset-based loan liability	1,138,260	502,349
Notes payable	1,687,870	1,599,150
Operating lease liability	168,349	199,158
Total Current Liabilities	8,369,829	6,359,052

Operating lease liability - non-current	25,481	63,310
Total Liabilities	8,395,310	6,422,362

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 110,000,000 authorized; $0.0001 par value
Class A common stock: 100,000,000 shares authorized; 25,272,736 and 8,022,736 shares issued and outstanding, respectively	2,527	802
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	37,309,226	32,129,257
Accumulated deficit	(31,696,905)	(28,255,846)
Total Stockholders’ Equity	5,615,848	3,875,213
Total Liabilities and Stockholders’ Equity	$14,011,158	$10,297,575

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2023	2022

Revenue	$1,914,724	$1,360,388
Revenue - related parties	348,903	438,947
Total - revenue	2,263,627	1,799,335
Cost of revenue	1,367,828	820,998
Gross profit	895,799	978,337

Operating expenses
Payroll expenses	1,716,543	751,198
Sales and marketing expenses	188,597	90,461
Lease expense	86,387	84,999
Professional fees	487,442	1,322,292
General and administrative expense	1,063,200	993,833
Total operating expenses	3,542,169	3,242,783

Net loss from operations	(2,646,370)	(2,264,446)

Other income (expenses)
Interest expense	(187,527)	(65,908)
Asset-based loan expense	(40,933)	-
Finance expense	(566,229)	-
Total other income (expenses)	(794,689)	(65,908)

Loss before income taxes	(3,441,059)	(2,330,354)
Provision for income taxes	-	-
Net loss	$(3,441,059)	$(2,330,354)

Basic and diluted loss per Common Share	$(0.12)	$(0.14)

Basic and diluted weighted average number of common shares outstanding	29,714,403	16,600,707

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31,
	2023	2022

Cash Flows From Operating Activities:
Net loss	$(3,441,059)	$(2,330,354)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	566,229	1,209,000
Depreciation	3,361	105,211
Lease liability amortization	(2,956)	(1,218)
Changes in operating assets and liabilities:
Accounts receivable	(621,104)	(694,170)
Accounts receivable - related party	(138,506)	(365,012)
Inventory	(222,852)	(31,272)
Contract asset	-	(60,932)
Contract asset - related party	(6,877)	-
Prepaid expenses and other assets	(1,122,400)	(420,502)
Accounts payable and accrued liabilities	1,515,926	123,573
Accounts payable and accrued liabilities - related party	(24,645)	15,362
Contract liability	-	60,932
Contract liability - related party	6,877	(63,411)
Net Cash used in Operating Activities	(3,488,006)	(2,452,793)

Cash Flows From Investing Activities:
Purchase of property and equipment	(1,147,409)	(541,264)
Net Cash used in Investing Activities	(1,147,409)	(541,264)

Cash Flows From Financing Activities:
Cash proceeds from issuance of common stock units	4,615,465	-
Proceeds from asset-based loan agreement	1,857,524	-
Repayment of asset-based loan agreement	(1,221,613)	-
Repayment of notes payable	(92,483)	(34,627)
Payment of lease liabilities	-	(12,513)
Repayment of notes payable - related party	-	(250,000)
Net Cash provided by (used in) Financing Activities	5,158,893	(297,140)

Net change in cash	523,478	(3,291,197)
Cash, beginning of period	2,295,259	13,710,845
Cash, end of period	$2,818,737	$10,419,648

Supplemental cash flow information
Cash paid for interest	$48,402	$1,949
Cash paid for taxes	$-	$-

Contacts

Investor Relations

Heather Crowell

Executive Vice President

Gregory FCA

heather@gregoryfca.com

321-450-5633 x407

Media Contact

Katie Kennedy

Senior Vice President

Gregory FCA

katiek@gregoryfca.com

1-610-731-1045

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